Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Approval of Its Proposal to Extend the Maturity of its Subordinated Debentures

Acceptance Conditioned Upon Raising Additional Capital and Various Approvals

LOS ANGELES, CA — (BUSINESS WIRE) — March 4, 2014 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that the holders of senior securities of the trust entity that holds the Company’s Floating Rate Junior Subordinated Debentures due March 17, 2014 (the “Debentures”) approved the Company’s proposal to extend the maturity of the Debentures to March 17, 2024.  The approval to extend the maturity is conditioned upon various matters, including raising a minimum of at least $6 million of new equity capital and approvals by the Company’s regulators and senior lender.  Pursuant to the proposal, the Company will pay all accrued interest on the Debentures through to the concurrent closings of the modification of the indenture for the Debentures and the private placement that the Company intends to complete to raise the capital necessary to fulfill the terms of the proposal, plus up to $900,000, or 15%, of the principal amount of the Debentures at face value as consideration for the extension of the Debentures.

The modification of the indenture for the Debentures will not change the remaining principal amount of the Debentures or the mechanism for determining the quarterly adjustment to the floating interest rate on the Debentures, which will remain 3-Month LIBOR plus a spread of 2.54%.  After the proposed payment of all accrued interest and up to 15% of the principal amount of the Debentures, the revised indenture will require the Company to make quarterly payments of interest only on the remaining principal, subject to regulatory approval, for the five years ending March 17, 2019, and then quarterly payments of interest plus constant amounts of principal commencing June 17, 2019 to fully amortize the debt by March 17, 2024.

The Company has not paid interest on the Debentures since June 2010 because of regulatory restrictions, including provisions imposed by an Order to Cease and Desist entered into by the Company and the Office of Thrift Supervision effective on September 9, 2010.  As of December 31, 2013 the accumulated unpaid interest on the Debentures was $656 thousand.

Chief Executive Officer, Wayne Bradshaw, stated, “We are pleased to report that the requisite investors of the trust that holds our Floating Rate Junior Subordinated Debentures have approved our proposal.  This is a critical milestone in our plan to establish a strong, simple balance sheet for the Company that will allow Broadway to raise capital to support the growth objectives of our wholly-owned banking subsidiary, Broadway Federal Bank, f.s.b.  Also, the terms approved for extending the maturity of the Debentures further reduce the debt servicing requirements of the Company for the intermediate term.”

He continued, “This approval allows us to continue our efforts to grow our loan portfolio to increase net interest income.  After making the agreed upon payments for the Debentures, we intend to use a portion of the remaining proceeds from the contemplated private placement to retire a portion of our senior debt and strengthen the balance sheets of both the Company and the Bank.”

We wish to thank the various parties that assisted us in negotiating a solution for the pending maturity of the Debentures, and we remain focused on continuing our efforts to resume growth for the Company and increase value for our stockholders.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  The Company cannot provide any assurance that it will be successful in raising the necessary capital to make the payments required to extend the maturity of the Debentures, or that it will be able to obtain the required approvals from the Company’s regulators and senior lender, and if necessary, stockholders.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com